                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934



                           SKANAEATELES BANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   830 506101
                                 --------------
                                 (CUSIP Number)









FRANCIS R. O'CONNOR, 511 E. FAYETTE STREET, BOX 2367, SYRACUSE, NY 13220 (315) 422-2933
---------------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                JANUARY 31, 1998
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement o. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 3d-(a) for other parties to whom copies are to be sent.

--------
 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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
---------------------------------------------                                           --------------------------------------------
CUSIP NO.     830 506101                                        13D                                            PAGE 2 OF 6 PAGES
---------------------------------------------                                           --------------------------------------------
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
     1        NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

              FRANCIS R. O'CONNOR
------------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a) / /
              Not a member of a group                                                (b) / /
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     3        SEC USE ONLY


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     4        SOURCE OF FUNDS*

              Private Funds
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     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) or 2(e)                                                              / /
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     6        CITIZENSHIP OR PLACE OF ORGANIZATION


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                                   7       SOLE VOTING POWER

                                           52,416
         NUMBER OF           -------------------------------------------------------------------------------------------------------
           SHARES                  8       SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY
            EACH             -------------------------------------------------------------------------------------------------------
         REPORTING                 9       SOLE DISPOSITIVE POWER
        PERSON WITH
                                           52,416
                             -------------------------------------------------------------------------------------------------------
                                  10       SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------------------------------------------------------------
    11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              52,416
------------------------------------------------------------------------------------------------------------------------------------
    12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                     / /


------------------------------------------------------------------------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              3.64%
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    14        TYPE OF REPORTING PERSON*

              IN
------------------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP NO.


                                Page 2 of 4 Pages

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                                  SCHEDULE 13D


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.
         --------------------------------------------------

         My private funds.



ITEM 4.  PURPOSE OF TRANSACTION.
         -----------------------

         Private investment only.




ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.
         -------------------------------------

         52,426 - 3.64% of common stock. Francis R. O'Connor has sole power to vote. See attachment for dates and number of shares sold to First Albany.




ITEM 6.  CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH
         -------------------------------------------------------------
         RESPECT TO SECURITIES OF THE ISSUER.
         ------------------------------------

         N/A





ITEM 7.  EXHIBITS.
         ---------


         N/A


CUSIP NO.



                                Page 3 of 4 Pages


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                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth herein is true, complete and correct.


                      (Company Name)


                                       February 24, 1998
                      -------------------------------------------------------
                                             (Date)

                                       /s/Francis R. O'Connor
                      -------------------------------------------------------
                                           (Signature)


                                       Francis R. O'Connor
                      -------------------------------------------------------
                                           (Name/Title)



CUSIP NO.

                                Page 4 of 4 Pages